Exhibit 10.6

RENOVIS NEUROSCIENCE, INC.

June 7, 2000

Dr. Tito Serafini

Re: Employment Agreement

Dear Dr. Serafini:

On behalf of Renovis Neuroscience, Inc. (the “Company”), I am pleased to provide you with this Employment Agreement (the “Agreement”) to retain your services for the position of Vice President of Research and Technology (an officer of the Company, reporting directly to the Chairman or Chief Executive Officer or other Company officer as specified by the Board of Directors) pursuant to the terms hereof.

1. DUTIES. As the Vice President of Research and Technology, you will perform the duties customarily associated with this position, unless otherwise mutually agreed in writing. Subject to the other provisions in this Agreement, the Company may change your duties and reporting relationship at its discretion. You shall devote your full time and attention during normal business hours to the business affairs of the Company, except for reasonable vacations, handling of reasonable personal matters and periods of illness or incapacity. It is agreed that your employment will commence full time with the Company on July 1, 2000 (the “Start Date”), and before that time you will continue to act as a consultant to the Company pursuant to the Scientific Advisory Board consulting agreement attached hereto as Exhibit B (the “SAB Agreement”).

2. BOARD OF DIRECTORS. You have been elected to serve as a member of the Company’s Board of Directors, effective on the Start Date. On the Start Date, you will assume such Board member duties, rights and responsibilities as are established by the Company’s bylaws and certificate of incorporation and by applicable law. Such election in the future shall be subject to continued approval of the Company’s shareholders.

3. BASE SALARY. Pursuant to the terms of the SAB Agreement, you will be paid a monthly fee of $5,000 per month (without any payroll or similar deductions or withholdings) from February 1, 2000 through the Start Date, to be paid on a semi-monthly basis, for consulting services. Commencing on the Start Date, you shall receive an annual base salary of $165,000, to be paid on a semi-monthly basis, less payroll deductions and withholdings. In addition, the Company shall provide you a loan in association with your purchase of Founder’s Stock, equal to the sum of: 1) the difference between the prior anticipated and actual cost of your Founder’s Stock, and 2) the added taxes you will consequently incur, which loan will be forgiven in equal parts for each year of your employment and in its entirety if you are terminated without Cause or per a Constructive Termination (both defined below). You will be provided with both a salary and performance review on an annual calendar year basis by the Board of Directors of the Company (the “Board”) or the Chief Executive Officer, if the Board hires one, and you will be eligible for adjustments of your compensation as merited.

4. INCENTIVE COMPENSATION. You shall be entitled to an annual (calendar year) bonus in an amount of up to 30% of your annual base salary (on a pro rata basis for year 2000 only) based upon your attainment of mutually agreeable performance targets established by the Board. Your bonus shall be paid in accordance with standard Company practices, and you will be eligible for adjustments of your bonus as merited.

5. STOCK OPTIONS. Subject to the additional terms set forth in the governing Stock Option Agreement and the Company’s Stock Option Plan, you will be granted stock options and purchase rights as follows:

(a) Founder’s Stock. You will be granted the right to purchase 400,000 shares of the Company’s founder’s common stock (the “Founder’s Stock”). The Founder’s Stock shall vest, subject to your continuing employment with the Company, over four (4) years, such that 25% shall vest on the first anniversary of February 1, 2000, and the remainder vesting in equal amounts over a three year period at the end of each month thereafter.

(b) Stock Option. Subject to your execution of the Agreement, you will also be granted an option (with the opportunity to immediately exercise the entire option) to purchase 250,000 shares of the Company’s common stock at the purchase price of the fair market value of the common stock at the time of the option grant (the “Stock Option”). The Stock Option shall vest, subject to your continuing employment with the Company, as follows: (i) 25% of the options shall vest on the first anniversary of your commencement of employment with the Company, and (ii) the balance of the options shall vest in equal monthly installments thereafter over the following thirty-six (36) months. The Stock Option shall be granted pursuant to the Company’s standard stock option plan and stock option agreement.

(c) Additional Stock Options. You will be eligible for the grant of additional stock options, at the Board’s sole discretion, in conjunction with your annual performance review or bonus payment.

6. BENEFITS. The Company will provide you with medical, dental, life, supplemental life, disability benefits, sick leave, holidays and many other Company-sponsored programs available to its exempt employees. The Company may, from time to time, change the above benefits.

Additionally, the Company shall also defend, indemnify and hold you harmless from any obligations, claims, etc. to the fullest extent possible pursuant to the terms of the Company’s Articles of Incorporation, Bylaws and the attached Indemnification Agreement (Exhibit E).

7. EXPENSES. You shall be entitled to reimbursement for all ordinary and reasonable out-of-pocket business expenses which are have been or are reasonably incurred by you in furtherance of the Company’s business and in accordance with the Company’s standard policies.

8. VACATION. You will be entitled to 120 hours (weekday business hours) of annual vacation time, which will accrue on a pro-rata daily basis beginning on your Start Date. You may accrue vacation time up to a maximum of 240 hours. After you reach this maximum accrual, you will not continue to accrue vacation time until your accrued balance drops below 240 hours. You will also have two (2) personal days of your selection per calendar year.

9. COMPANY POLICIES AND CONFIDENTIALITY AGREEMENT. As an employee of the Company, you will be expected to abide by all of the Company’s policies and procedures. As a condition of your employment, you agree to sign and to abide by the terms of a Confidentiality and Proprietary Information Agreement with the Company. You have attached, as Exhibit C, a list describing all inventions, original works of authorship, developments, improvements and trade secrets (collectively, “Inventions”) which were made by you prior to your employment with the Company, which belong to you, which may relate to the Company’s proposed business and products, and which are expressly not assigned to the Company. The Parties recognize that Section 2870 of the California Labor Code (attached as Exhibit D) also exempts from assignment certain of your future Inventions developed during the period of your Company employment.

10. OTHER AGREEMENTS. By accepting this Agreement, you represent and warrant that your performance of your duties for the Company will not violate any agreements, obligations or understandings that you may have with any third party or prior employer. You agree not to make any unauthorized disclosure or use, on behalf of the Company, of any confidential information belonging to any of your former employers. You also represent that you are not in unauthorized possession of any materials containing a third party’s confidential and proprietary information. Of course, during your employment with the Company, you may make use of information generally known and used by persons with training and experience comparable to your own, and information which is common knowledge in the industry or is otherwise legally available in the public domain.

11. DUTY OF LOYALTY. While employed by the Company (i.e., commencing July 1, 2000), you will not engage in any business activity in competition with the Company nor make preparations to do so, and you will not engage in any outside employment or consulting without written authorization from the Company.

12. TERMINATION. As an employee of the Company, you may terminate your employment at any time and for any reason whatsoever simply by notifying the Company. Similarly, the Company may terminate your employment at any time and for any reason whatsoever, with or without cause. Your at-will employment relationship with the Company cannot be changed except in writing signed by a duly authorized officer of the Company.

13. SEVERANCE BENEFITS.

(a) Termination By The Company Without Cause. If your employment by the Company and this Agreement is terminated by the Company without Cause (as defined below), or if there is a Constructive Termination (as defined below), and if you provide the Company with a signed general release of all claims, a form of which is set forth in Exhibit A, the Company shall provide you with the following severance benefits: (1) continuation of your base salary for a period of six (6) months after your termination date (you would be entitled to all your compensation earned through your termination date whether or not you provide the release); (2) immediate acceleration of your Founder’s Stock such that all such Founder’s Stock shall be fully vested; and (3) immediate acceleration of the vesting of your Stock Option such that an additional six (6) months of options shall be vested.

You understand and agree that you shall not be entitled to any other severance pay, severance benefits, or any other compensation or benefits other than those already earned or vested or otherwise as set forth in this paragraph in the event of such a termination.

(b) Termination By The Company With Cause Or Termination By You. If this Agreement is terminated by the Company at any time with Cause, or if you terminate your employment with the Company under this Agreement (other than a Constructive Termination, as defined below), you shall not be entitled to any severance pay, severance benefits, or any compensation or benefits from the Company whatsoever, other than payment of all amounts of compensation actually earned (and benefits vested) through the date of termination.

(c) Termination Due to Change in Control. You shall also be entitled to the following severance benefits in the event of the occurrence of a Change in Control while you are employed by the Company, but only if upon or within thirteen (13) months following the occurrence of the Change of Control, either (i) you resign because your position, authority or responsibilities have been materially and substantially reduced as a result of the Change in Control, or (ii) your employment by the Company is terminated without Cause, and provided that in either case you promptly thereafter provide the Company with a signed general release of all claims, a form of which is sent forth in Exhibit A: (1) continuation of your base salary for a period of twelve (12) months after your termination date; (2) immediate acceleration of your Founder’s Stock and Stock Option such that all outstanding Founder’s Stock and Stock Option shall be fully vested.

(d) Definitions:

(1) Cause. “Cause” for purposes of this Agreement shall mean: (i) theft, dishonesty or intentional falsification of any employment or Company records; (ii) malicious or reckless material disclosure of the Company’s material confidential or proprietary information; (iii) commission of any immoral or illegal act or any gross or willful misconduct, where such act or misconduct has (A) materially undermined the ability of the Company’s management to entrust you with important matters or otherwise work effectively with you, (B) caused or contributed substantially to the Company’s loss of significant revenues or business opportunities, or (C) significantly and detrimentally damaged the business or reputation of the Company or any of its subsidiaries; and/or (iv) the failure or refusal by you to work diligently to perform tasks or pursue goals reasonably requested by the Board of Directors or the Chief Executive Officer with the approval of the Board of Directors, provided such failure or refusal continues after the receipt of notice in writing of such failure or refusal and a reasonable opportunity thereafter to correct the problem. Cause shall expressly not include: (i) a physical or mental disability, or (ii) refusal to violate the law or otherwise engage in dishonesty or intentional falsification of records.

(2) Change in Control. For purposes of this Agreement, the term “Change of Control” means the consummation of any of the following transactions:

a. the stockholders of the Company approve a business combination (e.g., a merger or consolidation) of the Company with any other corporation or other type of business entity (e.g., a limited liability company), other than a business combination which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such controlling surviving entity outstanding immediately after such business combination; or

b. the sale, lease, exchange or other transfer or disposition by the Company of all or substantially all (more than seventy percent (70%)) of the Company’s assets by value.

(3) Constructive Termination. For purposes of this Agreement, the term “Constructive Termination” means the material and substantial reduction in your responsibilities and duties at the Company without Cause which results in your resignation within sixty (60) days from the date of such reduction. In addition, it will be deemed a Constructive Termination if you resign within the first three years of employment as a result of a requirement (during such period) by the Company that you report to a person or persons other than the Chairman of the Board of Directors, Chief Executive Officer or persons serving in similar capacities.

14. RETURN OF MATERIALS. At the termination of all your professional relationships with the Company, you will promptly return to the Company, and will not take with you or use, all items of any nature that belong to the Company, and all materials (in any form, format, or medium) containing or relating to the Company’s business.

15. NONSOLICITATION. You agree that for two (2) years following the termination of your employment, you will not, either directly or through others, solicit or attempt to solicit any employee, consultant or independent contractor of the Company to terminate his or her relationship with the Company in order to become an employee, consultant or independent contractor to or for any other person or business entity.

16. ENTIRE AGREEMENT. This Agreement, including Exhibits A through E attached hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with respect to the terms and conditions of your employment specified herein. If you enter into this Agreement you are doing so voluntarily, and without reliance upon any promise, warranty or representation, written or oral, other than those expressly contained herein. This Agreement supersedes any other such promises, warranties, representations or agreements. This Agreement does not, however, supersede or modify your written (if any) SAB Agreement, Proprietary Information and Inventions Agreement, or any governing Stock Option Agreements or Stock Option Plans. This Agreement may not be amended or modified except by a written instrument signed by you and a duly authorized officer of the Company.

17. ENFORCEABILITY. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement, and the Agreement, including the invalid or unenforceable provisions, should be enforced insofar as possible to achieve the intent of the parties.

18. BINDING NATURE. This Agreement will be binding upon and inure to the benefit of the personal representatives and successors of the respective parties hereto.

19. GOVERNING LAW. This Agreement will be governed by and construed in accordance with the laws of the State of California.

20. DISPUTE RESOLUTION / ATTORNEYS’ FEES. Unless otherwise prohibited by law or specified below, all disputes, claims, and causes of action (including but not limited to any claims of statutory discrimination of any type), in law or equity, arising from or relating to this Agreement or its enforcement, performance, breach, or interpretation, or to your employment with the Company or the termination of that employment, shall be resolved solely and exclusively by final, binding and confidential arbitration through Judicial Arbitration & Mediation Services/Endispute, Inc. (“JAMS”) under the then existing JAMS arbitration rules. You understand and agree that this provision waives your right to a jury trial on these claims. Any arbitration shall be held in San Francisco or San Mateo County unless otherwise agreed. Nothing in this section is intended to prevent either party from obtaining injunctive relief in court to prevent irreparable harm pending the conclusion of any such arbitration.

21. RIGHT To WORK. As required by law, this Agreement is subject to satisfactory proof of your right to work in the United States.

If you choose to accept this Agreement under the terms described above, please sign below and return this letter to me.

We look forward to your favorable reply, and to a productive and enjoyable work relationship.

Very truly yours,

Renovis Neuroscience, Inc.

/s/ Lynne Zydowsky
Dr. Lynne Zydowsky
President

Accepted and Agreed to by:

/s/ Tito Serafini
Dr. Tito Serafini